As filed with the Securities and Exchange Commission on April 26, 2002

SCHEDULE 14A INFORMATION
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials

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Hemet Bancorp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NEWS RELEASE

Contact: James B. Jaqua (909) 784-5771 Ext. 101	For Immediate Release April 26, 2002

HEMET BANCORP
ANNOUNCES RESTRUCTURING OF PROPOSED TRANSACTION
TO QUALIFY ITSELF AS AN S CORPORATION

HEMET, California — Hemet Bancorp (NASDAQ Bulletin Board: HMET.OB) announced today its intention to revise the plan by which it would qualify itself as a Subchapter S corporation as previously announced on March 1, 2002. By qualifying as a Subchapter S corporation, Hemet Bancorp would substantially eliminate its corporate level income tax liability. To qualify to make an election under Subchapter S of the Internal Revenue Code, Hemet Bancorp would need to reduce its existing shareholder base to no more than 75 eligible shareholders.

To reduce the Hemet Bancorp shareholder base to no more than 75 eligible shareholders, Hemet Bancorp has proposed to engage in a merger transaction that would involve the merger of a new corporation, Hemet Financial Group, with and into Hemet Bancorp. It is anticipated that there would be approximately 75 shareholders of Hemet Financial Group at the time of the merger and the shareholders of Hemet Financial Group would consist primarily of current shareholders of Hemet Bancorp. In the merger, all of the shareholders of Hemet Financial Group would receive newly issued shares of common stock of Hemet Bancorp, and all of the shareholders of Hemet Bancorp would receive the right to receive cash for each share of Hemet Bancorp that they hold.

It is expected that the merger would occur during 2002. It is also anticipated that the consummation of the merger would be contingent upon the receipt of required approvals from bank and securities regulatory agencies. After the consummation of the merger, it is expected that Hemet Bancorp would no longer be a public reporting company. After the merger Hemet Bancorp would make an election to be taxed under Subchapter S of the Internal Revenue Code for the calendar year 2003.

About Hemet Bancorp

Hemet Bancorp is a bank holding company that was incorporated in January 2001 in the State of California for purpose of acquiring and holding all of the outstanding shares of capital stock of its wholly owned subsidiary, The Bank of Hemet. Hemet Bancorp acquired all of the outstanding shares of capital stock of The Bank of Hemet on November 21, 2001. The Bank of Hemet is a California-chartered bank that operates five branches in communities located in the Inland Empire areas of Southern California.

Where to Find Other Information

In the event Hemet Bancorp and Hemet Financial Group enter into a definitive merger agreement, at a date or dates subsequent hereto, Hemet Bancorp and Hemet Financial Group will file with the SEC a Schedule 13E-3, and Hemet Bancorp will file a proxy statement on Schedule 14A. The Schedule 14A proxy statement, as well as other relevant documents concerning the proposed transaction, will be used by Hemet Bancorp in connection with its solicitation of shareholder approval for the merger transaction proposed by Hemet Bancorp.

Hemet Bancorp shareholders are urged to read the proxy statement and Schedule 13E-3 regarding the proposed transaction when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

When a proxy statement and Schedule 13E-3 become available, shareholders of Hemet Bancorp will be able to obtain a free copy of the proxy statement and Schedule 13E-3, as well as other filings containing information about Hemet Bancorp, at the SEC’s Internet site (http://www.sec.gov). Shares of the capital stock of Hemet Financial Group are currently not registered under the Securities Exchange Act of 1934, as amended, and therefore Hemet Financial Group does not file reports or other information with the SEC. Copies of the proxy statement and Schedule 13E-3 (if and when available) can also be obtained, without charge, by directing a request to: Hemet Bancorp, James B. Jaqua, 3715 Sunnyside Drive, Riverside, California 92506 (909-784-5771, ext. 101).

If Hemet Bancorp and Hemet Financial Group enter into a definitive merger agreement, approval of Hemet Bancorp’s shareholders would be required for the transactions contemplated by such an agreement. Hemet Bancorp and its officers and directors may be deemed to be participants in the solicitation of proxies from Hemet Bancorp’s shareholders with respect to the approval of the transactions contemplated by a merger agreement. Information regarding the officers and directors of Hemet Bancorp, including their identity and a description of their direct and indirect interests in Hemet Bancorp, is set forth in Hemet Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 that was filed with the SEC on March 29, 2002, which is available at the SEC’s Internet site (http://www.sec.gov).

Information about Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include developments in the market for Hemet Bancorp’s common stock and the ability of Hemet Bancorp to negotiate, execute and consummate a definitive merger agreement with Hemet Financial Group. For a detailed discussion of other risk factors that could affect Hemet Bancorp’s business, please refer to the public filings made by Hemet Bancorp with the SEC, including “Forward Looking Statements” in Hemet Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 that was filed with the SEC on March 29, 2002.

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